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                                                                    EXHIBIT 3.14

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              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                    OF BUCKEYE FLORIDA, LIMITED PARTNERSHIP

                                     BETWEEN

                 BUCKEYE FLORIDA CORPORATION, AS GENERAL PARTNER

                                       AND

                           BUCKEYE FOLEY CORPORATION,
                               AS LIMITED PARTNER

                          Dated as of November 28, 1995

         THE PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED
PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF
1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE
SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE
REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH
THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

================================================================================

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I.                             TABLE OF CONTENTS

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                                                                                              Page
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ARTICLE I

       DEFINITIONS........................................................................     2

ARTICLE II

       ORGANIZATIONAL MATTERS.............................................................      5
       2.1   Organization of the Partnership .............................................      5
       2.2   Name.........................................................................      5
       2.3   Purpose......................................................................      6
       2.4   Principal Office; Registered Office .........................................      6
       2.5   Term.........................................................................      6

ARTICLE III

       CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS.............................................     6
       3.1   Capital Contributions ........................................................     6
       3.2   Capital Accounts..............................................................     7
       3.3   Partnership Profits and Losses................................................     8
       3.4   Interest......................................................................    10
       3.5   No Withdrawal.................................................................    10
       3.6   Loans from Partners...........................................................    10

ARTICLE IV

       DISTRIBUTIONS AND ALLOCATIONS  .....................................................    11
       4.1   Nonliquidating Distributions..................................................    11
       4.2   Allocations of Profits........................................................    11
       4.3   Allocations of Losses ..... ...................................... ...........    11
       4.4   Special Allocations...........................................................    11
       4.5   Change in Percentage Interests  ..............................................    11
       4.6   Tax Allocations...............................................................    12
       4.7   Partners' Shares of Excess Nonrecourse Liabilities............................    13
       4.8   Indemnification and Reimbursement for Payments on Behalf of a Partner.........    13

ARTICLE V

       MANAGEMENT ....... .................................................................    14
       5.1  Authority of General Partner...................................................    14
       5.2  Partnership Qualifications and Filings.........................................    16
       5.3  Reliance by Third Parties......................................................    17
       5.4  Reimbursement of General Partner...............................................    17
       5.5  Outside Activities.............................................................    18
       5.6  Standard of Care...............................................................    18

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
ARTICLE XII

         WITHDRAWAL OR REMOVAL OF PARTNERS.................................................    29
         12.1  Withdrawal of General Partner...............................................    29
         12.2  Former General Partner's Liabilities........................................    29
         12.3  Withdrawal of Limited Partners..............................................    29

ARTICLE XIII

         DURATION; DISSOLUTION AND LIQUIDATION.............................................    29
         13.1  Dissolution ................................................................    29
         13.2  Liquidation.................................................................    30
         13.3  Distribution in Kind........................................................    32
         13.4  General,Partner Deficit Makeup..............................................    32
         13.5  Cancellation of Certificate of Limited Partnership..........................    32
         13.6  Reasonable Time for Winding Up..............................................    33
         13.7  Return of Capital...........................................................    33

ARTICLE XIV

         VALUATION.........................................................................    33
         14.1  Valuation in General........................................................    33
         14.2  Appraisals..................................................................    34

ARTICLE XV

         GENERAL PROVISIONS ...............................................................    35
         15.1  Power of Attorney ..........................................................    35
         15.2  Title to Partnership Assets.................................................    36
         15.3  Addresses and Notices.......................................................    37
         15.4  Binding Effect..............................................................    37
         15.5  Creditors...................................................................    37
         15.6  Waiver......................................................................    37
         15.7  Counterparts................................................................    37
         15.8  Applicable Law; Consent to Jurisdiction.....................................    37
         15.9  Invalidity of Provisions....................................................    38
         15.10   Number and Gender.........................................................    38
         15.11   Further Action............................................................    38
         15.12   Integration ...... .......................................................    38
         15.13   Including.................................................................    39
         15.14   Arbitration...............................................................    39
         15.15   Complete Agreement........................................................    39

                                     - iii -

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                              AMENDED AND RESTATED
                            PARTNERSHIP AGREEMENT OF
                      BUCKEYE FLORIDA, LIMITED PARTNERSHIP

                  AGREEMENT dated as of November 28, 1995, among Buckeye Florida Corporation, a Delaware corporation ("Buckeye GP"), as general partner, and Buckeye Foley Corporation, a Delaware corporation ("Foley"), as limited partner.

                  Buckeye GP and The Procter & Gamble Cellulose Company, a Delaware corporation ("P&G Cellulose") were parties to a Partnership Agreement of Buckeye Florida, Limited Partnership dated as of March 16, 1993 (the "Original Partnership Agreement"). Pursuant to a Call Option Agreement by and among P&G Cellulose, Buckeye GP and the Partnership dated as of March 16, 1993, Buckeye GP was granted the irrevocable and unconditional option to acquire all of the limited partnership interest of P&G Cellulose in the Partnership (the "Call Option").

                  Pursuant to a Buckeye Foley Contribution and Assignment Agreement dated as of the date hereof between Buckeye GP and Foley, Buckeye GP contributed 49.005/50ths of the Call Option to Foley. Pursuant to a Call Option Exercise Agreement dated as of the date hereof, Foley exercised 49.005/50ths of the Call Option and acquired 49.005/50ths of P&G Cellulose's limited partnership interest in the Partnership. Buckeye GP desires to admit Foley as a Substituted Limited Partner of the Partnership pursuant to Section 11.1 hereof, and such admission shall be shown on the Partnership's books and records.

                  Pursuant to a Buckeye Florida, Limited Partnership Contribution and Assignment Agreement dated as of the date hereof between Buckeye GP and the Partnership, Buckeye GP contributed 0.995/50ths of the Call Option to the Partnership and 0.995/50ths of the Call Option was redeemed by the Partnership pursuant a Call Option Redemption Agreement dated as of the date hereof between P&G Cellulose and the Partnership.

                  The parties hereto now desire to amend and restate the Original Partnership Agreement as set forth herein.

                  The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

                  (a) "Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. tit. 6, Sections 17-101, et seq., as it may be amended from time to time, and any successor to the Act.

                  (b) "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 11.3.

                  (c) "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For such purpose, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  (d) "Assignee" means a Person to whom a Partnership Interest has been transferred or who has made a capital contribution to the Partnership pursuant to Sections 3.1(c) or 3.1(d), but who (in either case) has not become a Partner.

                  (e) "Board of Directors" means the board of directors of the Partnership, if any, designated by the General Partner pursuant to Section 5.1 below.

                  (f) "Business Day" means Monday through Friday of each week (determined by reference to Chicago time), except that a legal holiday recognized as such by the government of the United States shall not be regarded as a Business Day.

                  (g) "Capital Account" means a capital account maintained for a Partner pursuant to Section 3.2 below.

                  (h) "Carrying Value" means (a) with respect to property contributed to the Partnership by a Partner, the Fair Market Value of such property at contribution, reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts pursuant to Article IV with respect to such property and increased by all post-contribution improvements to such property, (b) if Capital Accounts are restated

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pursuant to Section 3.2(c), with respect to property owned by the Partnership at the time of the restatement, the Fair Market Value of such property at the time of the restatement, reduced (but not below zero) by all subsequent depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts pursuant to Article IV with respect to such property and increased by all post-restatement improvements to such property and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes, as of the time of determination.

                  (i) "Certificate of Limited Partnership" means the Partnership's Certificate of Limited Partnership as filed with the Secretary of State of Delaware, as it may be amended, supplemented or restated from time to time.

                  (j) "Code" means the United States Internal Revenue Code of 1986, as amended and effective as of February 1, 1993. Such term shall be deemed to include any subsequent amendments to such statute and any corresponding provisions of succeeding statutes to the extent the General Partner determines that any such amendments or succeeding statutes do not adversely affect the economic interests of the Partners hereunder.

                  (k) "Contributed Assets" has the meaning given such term in
Section 3.1(b).

                  (l) "Distribution" shall mean any amount distributed by the Partnership pursuant to Section 3.1(c), Section 4.1, Section 13.2(b)(iv) or (v) or Section 13.3.

                  (m) "Fair Market Value" has the meaning given such term in
Article XIV below.

                  (n) "Fiscal Period" means any interim accounting period established by the General Partner within a Fiscal Year.

                  (o) "Fiscal Year" means the Partnership's annual accounting period, which shall be the calendar year or such other accounting period as may be established by the General Partner consistent with Code Section 706.

                  (p) "GAAP" means generally accepted accounting principles, as in effect from time to time.

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                  (q) "General Partner" means Buckeye GP or any Successor
General Partner, in its capacity as general partner of the Partnership.

                  (r) "Indemnified Person" shall have the meaning set forth in
Section 5.7(a).

                  (s) "Limited Partner" means Buckeye Foley Corporation, a Delaware corporation.

                  (t) "Losses" has the meaning given such term in Section
3.3(a).

                  (u) "MDCP" means Madison Dearborn Capital Partners, L.P., a Delaware limited partnership.

                  (v) "MDCP Affiliate" has the meaning given such term in the definition of "Affiliate" set forth above.

                  (w) "Majority Declining Limited Partners" means, as to any particular occasion on which the General Partner or Board of Directors requests capital contributions from the Partners pursuant to Section 3.1(c) and one or more Limited Partners decline to make the capital contribution requested of such Partner in whole or in part, one or more Limited Partner(s) then holding an aggregate of more than 50% of the Percentage Interest held by such Limited Partners so declining to make a capital contribution.

                  (x) "Majority Interest" means more than 50% of the Percentage Interest held by Limited Partners on the day for any determination requiring approval of a Majority Interest.

                  (y) "Partner" means the General Partner or a Limited Partner.

                  (z) "Partnership" means the limited partnership governed by this Agreement and organized pursuant to the Certificate of Limited Partnership.

                  (aa) "Partnership Interest" means the interest of a Partner in Profits, Losses and Distributions.

                  (bb) "Percentage Interest" means 50.5% with respect to Buckeye GP and 49.5% with respect to Foley, as adjusted from time to time in accordance with Section 3.1 and in connection with transfers pursuant to Article X.

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                  (cc) "Person" means an individual, a partnership, a joint
venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

                  (dd) "Profits" has the meaning given such term in Section 3.3(a).

                  (ee) "Reserves" means amounts set aside on the Partnership's books to provide for the Partnership's reasonable working capital requirements and its estimated future operating expenses, debt service or capital expenditures (including reasonable amounts set aside for unforeseen and contingent liabilities).

                  (ff) "Tax Matters Partner" has the meaning set forth in
Section 8.2.

                  (gg) "Taxable Year" means the Partnership's accounting period for federal income tax purposes determined pursuant to Section 8.1.

                  (hh) "Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of March 1, 1993. Such term shall be deemed to include any subsequent amendments to such regulations and any corresponding provisions of succeeding regulations to the extent the General Partner determines that any such amendments and succeeding regulations do not adversely affect the economic interests of the Partners hereunder.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

                  2.1 Organization of the Partnership. The Partners hereby agree to form a limited partnership as a limited partnership pursuant to and in accordance with the Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

                  2.2 Name. The name of the Partnership shall be Buckeye Florida, Limited Partnership. The General Partner in its discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to each Limited Partner. The Partnership's business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

                  2.3 Purpose. The purpose of the Partnership shall be to carry on any activities which may lawfully be carried on by a limited partnership organized pursuant to the Act, including the acquisition, financing, holding, development, improvement, maintenance, operation, leasing, sale, exchange, and other disposition of any direct or indirect interest in any real or personal property, and exercising such powers as are necessary or appropriate in connection with the foregoing.

                  2.4 Principal Office; Registered Office. The principal office of the Partnership shall be 1001 Tillman Street, Memphis, Tennessee or such other place as the General Partner may from time to time designate by written notice to all Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be CT Corporation System.

                  2.5 Term. The Partnership shall commence upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue in existence until March 16, 2018 or until dissolution and termination of the Partnership in accordance with the provisions of Article XIII hereof.

                                   ARTICLE III

                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

                  3.1 Capital Contributions.

                  (a) Buckeye GP, as General Partner, made an initial cash contribution to the capital of the Partnership on March 16, 1993 of $25,000,000 and will make an additional cash capital contribution to the capital of the Partnership on November 28, 1995 equal to $________.

                  (b) Foley, as a Limited Partner, will make an initial cash contribution to the capital of the Partnership in an amount equal to $________ on November 28, 1995. P&G Cellulose, as a limited partner, made a $25,000,000 capital contribution to the capital of the Partnership, of which Foley acquired 49.005/50ths of the limited partnership interest in the Partnership and the Partnership redeemed 0.995/50ths of the limited partnership interest in the Partnership.

                  (c) Neither Partner shall have any obligation to make any additional capital contribution to the Partnership. In the event that the General Partner or the Board of Directors requests additional capital contributions from the Partners, the Partners may, at their option, make cash contributions to the Partnership in proportion to their Percentage Interests. In such event, the General Partner may assign to one or more other Persons, in whole or in part, its right to make any such cash contribution and any such other Person making a capital contribution pursuant to such an assignment will be allocated a Percentage Interest.

                  3.2 Capital Accounts.

                  The Partnership shall maintain a capital account ("Capital account") for each Partner.

                  (a) Each Partner's Capital Account shall be increased by:

                    (i) the amount of cash transferred to the Partnership by such Partner as a capital contribution;

                    (ii) the Fair Market Value of any property (other than cash) transferred to the Partnership by the Partner as a capital contribution, reduced by the Fair Market Value of any Liabilities assumed by the Partnership in connection with the contribution or to which the property is subject when contributed; and

                    (iii) the amount of any Profits allocated to such Partner pursuant to Article IV.

                  (b) Each Partner's Capital Account shall be decreased by:

                    (i) the amount of cash distributed to the Partner by the Partnership pursuant to this Agreement;

                    (ii) the Fair Market Value of any property (other than cash) distributed to the Partner by the Partnership pursuant to this Agreement, net of the Fair Market Value of any Partnership

Liabilities assumed by the Partner in connection with the distribution or to which the property is subject when distributed; and

                    (iii) the amount of any Losses allocated to such Partner pursuant to Article IV.

                  (c) At the General Partner's discretion, the General Partner may elect to increase or decrease Capital Accounts based on the Fair Market Value of Partnership property at the time (i) a new or existing Partner contributes money or property to the partnership in exchange for a Partnership Interest or (ii) the partnership distributes money or other property to a Partner in exchange for a Partnership interest. Any adjustments to Capital Accounts pursuant to this (c) shall reflect the manner in which any income, gain, loss or deduction inherent in such property would have been allocated to the Partners if such property had been sold at such time in a taxable transaction at Fair Market Value.

                  (d) A transferee of a Partnership Interest shall succeed to that portion of the Capital Account of the transferor relating to the Partnership Interest transferred. However, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Partnership Interest) and deemed recontributed by such Partners and transferees in reconstitution of the Partnership.

                  (e) The provisions of this Agreement relating to Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) (2)
(iv).

                  3.3 Partnership Profits and Losses

                  (a) "Profits" shall mean items of Partnership income and gain determined according to Section 3.3(b). "Losses" means items of Partnership loss and deduction determined according to Section 3.3(b).

                  (b) For purposes of computing the amount of any item of income, gain, deduction or loss included in Profits or Losses, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

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                    (i)    Depreciation, amortization and cost recovery shall be
calculated using the Partnership's method for federal income tax purposes; provided, however, that if an asset has a zero adjusted tax basis, the General Partner shall be entitled to select a reasonable method of depreciation, amortization, or cost recovery. Any deductions for depreciation, cost recovery or amortization attributable to property contributed to the Partnership by a Partner shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Fair Market Value of such property at such time. If Capital Accounts are restated pursuant to Section 3.2(d), subsequent deductions for depreciation, cost recovery or amortization attributable to property owned by the Partnership at the time of the restatement shall be determined as if the adjusted basis of such property on the date of such restatement were equal to the Fair Market Value of such property at such time.

                    (ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined as if the adjusted basis of such property as of the date of such disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                    (iii) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
Section 48(q)(1) or 48(q)(3) of the Code (or any analogous provisions), the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional item of depreciation or cost recovery deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q)(2) (or any analogous provisions] of the Code shall be allocated in the same manner as the deemed deduction was allocated.

                    (iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall be treated as an item of deduction and shall be allocated pursuant to Article IV.

                    (v)    Except as otherwise provided in Treasury Regulation
Section 1.704-1(b) (2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership.

                    (vi) Items of income and gain exempt from federal income tax shall be included as items of income and gain.

                    (vii) Partnership expenditures that are not deductible for federal income tax purposes and are not chargeable to capital and any losses on Partnership property sold to a related person that are disallowed for federal income tax purposes shall be treated as items of loss or deduction.

                    (viii) If Partnership property is distributed to a Partner, such property shall be treated as if it were first sold for an amount equal to its Fair Market Value.

                    (ix) Losses shall not include any items of loss or deduction which result from the satisfaction of a liability that reduced a Partner's Capital Account under Section 3.2(a)(ii), but only to the extent of the amount of such reduction.

                    (x) To the extent that any liability reduced a Partner's Capital Account under Section 3.2(a)(ii) is satisfied by the Partnership for an amount less than the amount of such reduction, the difference shall be treated as an item of income or gain, but only to the extent of such reduction.

                  3.4 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Capital Accounts.

                  3.5 No Withdrawal. No Partner shall be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided herein.

                  3.6 Loans front Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of Partnership assets according to the terms and conditions upon which such advances are made.

                                   ARTICLE IV

                          DISTRIBUTIONS AND ALLOCATIONS

                  4.1 Nonliquidating Distributions. Distributions of the Partnership's cash or other property may be made to the Partners at any time and from time to time at the discretion of the General Partner. All Distributions shall be made pro rata to the Partners according to their respective Percentage Interests as of the date of such Distribution.

                  4.2 Allocations of Profits. Except as otherwise provided in
Section 4.4, Profits for any Fiscal Period shall be allocated to all Partners according to their Percentage Interests.

                  4.3 Allocations of Losses.

                  (a) Except as otherwise provided in Section 4.4, Losses for any Fiscal Period shall be allocated to all Partners according to their Percentage Interests.

                  4.4 Special Allocations.

                  (a) If, and to the extent that, any Partner is deemed to recognize any item of income, gain, loss, deduction or credit as a result of the receipt of a Partnership Interest pursuant to Code Sections 83 or 61 or any similar provision now or hereafter in effect, and the General Partner determines that any corresponding Profit or Loss of the Partnership should be allocated to the Partner who recognized such item in order to reflect the Partners' economic interests in the Partnership, then the General Partner may so allocate such Profit or Loss.

                  (b) Any Profits described in Section 3.3(b)(x) shall be allocated to the Partner whose Capital Account was reduced by the liability described in Section 3.3(b)(x).

                  4.5 Change in Percentage Interests. If during any Fiscal Year there is a change in any Partner's Percentage Interest, then Profits, Losses and other Partnership items for such Fiscal Year shall be allocated according to the varying Percentage Interests.

                  4.6 Tax Allocations.

                  (a) Except as otherwise provided in this Section 4.6, items of Partnership taxable income, gain, loss and deduction shall be determined according to Code Section 703, and the Partners' distributive shares of such items for purposes of Code Section 702 shall be determined according to their respective shares of Profits or Losses to which such items relate.

                  (b) (i) As required by Section 704(c) of the Code, in the case of a property contributed to the Partnership by a Partner as a capital contribution, items of income, gain, loss, depreciation and cost recovery deductions attributable thereto shall be allocated among the Partners for federal income tax purposes in a manner that takes into account the variation between the Fair Market Value of such property and its adjusted tax basis at the time of contribution.

                    (ii) If Capital Accounts are adjusted pursuant to Section 4.3(d), items of income, gain, loss, deduction and cost recovery shall be allocated among the Partners in a manner that takes into account (A) first, the difference between the Fair Market Value of Partnership property at the time of such adjustment and its adjusted tax basis and (B) second, with respect to property contributed to the Partnership by a Partner, any difference between the Fair Market Value of such property and its adjusted tax basis at the time of contribution.

                    (iii) The General Partner shall be entitled to adopt any reasonable means of complying with this Section 4.6(b), including the use of curative allocations or the adoption of a deferred sale method (including, but not limited to, the methods defined in proposed Treasury Regulation Section 1.704-3 or any subsequent final regulation).

                  (c) Tax credits attributable to the acquisition of property by the Partnership, Partnership expenditures or Partnership receipts or sales shall be allocated in the same manner as the related Profits and Losses from such property, expenditure, receipts or sales and any other tax credit shall be allocated according to the Partners' Percentage Interests for the Fiscal Year in which the credits arise. Any recapture of such tax credits shall be allocated pro rata to those Partners who were allocated the original credits.

                  (d) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for federal income tax purposes and allocated in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted, as necessary or appropriate, to take into account those adjustments permitted by Sections 734 and 743 of the Code.

                  (e) Any tax losses, deductions or credits which result from the satisfaction of a liability that reduced a Partner's Capital Account under
Section 3.2(a)(ii) shall be allocated to that Partner, but only to the extent of the amount of such reduction.

                  (f) If the allocation of any item of Partnership income, gain, loss, deduction or credit is not specified in this Article IV (an "unallocated item"), or the allocation of any item of Partnership income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Partners' economic interests in the Partnership (a "misallocated item"), then the General Partner may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests.

                  (g) Allocations pursuant to this Section 4.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

                  4.7 Partners' Shares of Excess Nonrecourse Liabilities. For purposes of determining the Partners' shares of excess nonrecourse liabilities under Treasury Regulation Section 1.7523 (a)(3), the Partners' percentage interests in Profits shall be equal to their Percentage Interests as of the time for determining such shares of excess nonrecourse liabilities.

                  4.8 Indemnification and Reimbursement for Payments on Behalf of a Partner.

                  (a) Except as otherwise provided herein, if the Partnership is obligated to pay any amount to a governmental agency or to any other Person (or otherwise makes a payment) because of a Partner's status or otherwise specifically attributable to a Partner (including state personal property taxes, state unincorporated business taxes, withholding taxes, etc.), then such Partner

(the "Indemnifying Partner") shall indemnify the Partnership in full for the entire amount paid (including any interest, penalties and expenses associated with such payment). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Partner, and, at the option of the General Partner, either:

                    (i) promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Partner shall make a cash payment to the Partnership equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Partner's Capital Account), or

                    (ii) the Partnership shall reduce subsequent Distributions which would otherwise be made to the Indemnifying Partner until the Partnership has recovered the amount to be indemnified.

                  (b) A Partner's obligation to make contributions to the Partnership under this Section 4.8 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 4.8, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 4.8.

                                    ARTICLE V

                                   MANAGEMENT

                  5.1 Authority of General Partner.

                  (a) The General Partner shall conduct, direct and exercise full control over the activities of the Partnership. The General Partner shall have all the rights and powers of a general partner as provided in the Act, under any other applicable laws and by this Agreement, except to the extent that such powers may be expressly limited by the Act, such other laws or this Agreement. Except as so limited, the General Partner shall have the exclusive right and power to manage the business of the Partnership and is authorized to do on behalf of the Partnership all things which, in its discretion, are necessary or appropriate to carry out the Partnership's purpose, including the following:

                    (i) to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments to carry on the business of the Partnership as set forth herein;

                    (ii) to borrow money and, as security therefor, to mortgage, pledge or otherwise encumber any and all assets of the Partnership, including the rights of the Partnership under any agreements;

                    (iii) to cause to be paid all amounts due and payable by the Partnership to any Person and to collect all amounts due to the Partnership;

                    (iv) to designate such officers and other agents of the Partnership as the General Partner deems appropriate to have such authority and to perform such duties as may from time to time be prescribed by the General Partner or by other officers of the Partnership in accordance with authority granted by the General Partner;

                    (v) to establish a board of directors of the Partnership and to delegate to such board of directors power to direct and control the Partnership, including the power and authority to designate officers and agents of the Partnership, subject to the power and authority of the General Partner to (A) designate, replace, or remove such directors at any time, (B) overrule such board of directors, and
         (C) eliminate such board of directors;

                    (vi) to employ agents, employees, managers, accountants, attorneys, consultants and other Persons to carry out the business and affairs of the Partnership, whether or not any such Persons so employed are affiliated with or related to any Partner and to pay such fees, expenses, salaries, wages and other compensation to such Persons as the General Partner shall in its discretion determine;

                    (vii) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as the General Partner may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, right or claim, either in favor of or against the Partnership;

                    (viii) to pay any fees and expenses incurred in connection with (a) the management of the Partnership's business and affairs, or (b) the carrying out of the General Partner's obligations and responsibilities under this Agreement and the Act;

                    (ix) to prosecute and defend or cause to be prosecuted and defended all proprietary rights, including all trade names, trademarks and service marks, and all licenses and permits and all applications with respect thereto, which may be held by the Partnership, and to prosecute and defend all rights of the Partnership in connection therewith;

                    (x) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Partnership, unless the same are contested by the General Partner in good faith;

                    (xi)   to establish Reserves;

                    (xii) to establish one or more accounts for the Partnership in such financial institutions as the General Partner may from time to time designate;

                    (xiii) to make Distributions according to the provisions of this Agreement; and

                    (xiv) to cause the Partnership to make equity investments in, and advance loans to, corporations, joint ventures and general or limited partnerships, and to exercise the Partnership's rights as a stockholder, venturer or partner of such corporations, ventures or partnerships, as the case may be.

                  (b) With respect to all of its rights, powers and obligations under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such promissory notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as it deems necessary or appropriate, all on such terms and conditions as it deems proper.

                  5.2 Partnership Qualifications and Filings. The General Partner shall cause to be filed such other certificates or documents as may be determined by the General Partner in its discretion to be necessary or appropriate for the continuation, qualification or operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and any other jurisdiction in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from any and all filings in and reports to any state, and from all amendments thereto, the names and addresses of any or all of the Partners, information relating to the Partners' Capital Contributions and shares of Profits and Losses, and information relating to compensation of the Partners, or may state such information in the aggregate rather than with respect to each individual Partner. Subject to the terms of
Section 6.3, the General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

                  5.3 Reliance by Third Parties. Any Person dealing with the Partnership shall be entitled to deal with the General Partner as if it were the sole party in interest in the Partnership's property, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with the Partnership's business or property. Every agreement, instrument or document executed by the General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) at the time of the execution or delivery thereof this Agreement was in full force and effect, (b) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Partnership, and (c) the General Partner was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Partnership.

                  5.4 Reimbursement of General Partner.

                  (a) The Partnership will reimburse the General Partner within five days following presentation to the Partnership of an invoice therefor.

                  (b) The Partnership will reimburse the General Partner for all out-of-pocket expenses it pays or incurs in good faith which are directly connected with the Partnership's business or its status as general partner of the Partnership, whether acting as the Tax Matters Partner or otherwise, and such expenses (other than income taxes) which otherwise arise out of, are attributable to or incidental to the General Partner's status as a corporation, its ownership of partnership interests in the Partnership or its capacity as general partner of the Partnership, including all expenditures for legal, accounting, printing and banking matters, insurance, consultants and other third parties, travel expenses, and filing fees.

                  5.5 Outside Activities.

                  (a) The General Partner, its Affiliates, and the stockholders, directors, officers, controlling persons, partners and employees of the General Partner or its Affiliates may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that compete with the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any such business interests or activities of any such Person. The General Partner shall devote to the management of the Partnership only such time as it deems necessary or appropriate to cause the affairs of the Partnership to be conducted in an efficient and businesslike manner.

                  (b) Neither the General Partner nor any Affiliate of the General Partner shall be obligated to present any particular investment or business opportunity to the Partnership even if the opportunity is of a character which, if presented to the Partnership, could be undertaken by the Partnership. Each of the General Partner and its Affiliates shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons.

                  5.6 Standard of Care.

                  (a) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Partner or Assignee, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, fair and reasonable to the Partnership or any Partner or Assignee, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein.

                  (b) Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, provided that the General Partner shall act in good faith. Whenever in this Agreement the General Partner, the Board of Directors or the management of the Partnership is permitted or required to take any action or to make a decision in its "good faith" or under another express standard, the General Partner, the Board of Directors or the management of the Partnership, as the case may be, shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein. Any standard of care or duty imposed in any agreement contemplated herein or under the Act or any other applicable law shall be modified, waived or limited in each case as required to permit the General Partner, the Board of Directors or the management of the Partnership, as the case may be, to act or to make decisions under this Agreement or any other agreement contemplated herein pursuant to the authority prescribed in this
Section 5.6(b).

                  5.7 Indemnification.

                  (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its Affiliates, and each officer, director, controlling person, partner, employee or shareholder of the General Partner or its Affiliates (" Indemnified Person") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts relating to any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, which relate in any way to the Partnership, the General Partner's status or activities as the Partnership's general partner, to the Partnership's property, business or affairs or such Indemnified Person's service with any other entity at the request of the General Partner ("Claims"). An Indemnified Person's expenses paid or incurred in evaluating, defending itself against settling, satisfying or otherwise dealing with, any Claim ("Defense Costs") shall be reimbursed as paid or incurred. A Person shall be considered an Indemnified Person whether or not such Person has the status required to be an Indemnified Person at the time any such Claim is made or maintained. This Section 5.7 shall not apply with respect to any Indemnified Person for that portion of any Claim or Defense Costs determined by the final decision (from which an appeal cannot be taken or is not timely taken) of a court of competent jurisdiction to have been caused by his gross negligence, willful misconduct or knowing violation of law. Any payments made to or on behalf of a Person who is later determined not to be entitled to such payments shall be refunded to the Partnership promptly following such determination. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnified Party is not entitled to indemnification hereunder.

                  (b) The right to indemnification and the advancement of expenses conferred in this Section 5.7 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of Limited Partners holding a Majority Interest and the General Partner or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnified Person.

                  (c) The Partnership may maintain insurance, at its expense, to the extent and in such amounts as the General Partner shall deem appropriate, to protect any Person against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Act; provided that the Partnership shall not incur the cost of that portion of liability insurance which insures any such Person for any liability as to which an Indemnified Person is prohibited from being indemnified under Section 5.7(a). The General Partner shall have the right to cause the Partnership to enter into indemnity contracts with Indemnified Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and funding of obligations under this Section 5.7 and such contracts or arrangements may contain such other procedures consistent with this Section 5.7 regarding indemnification as the General Partner deems appropriate.

                  (d) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 5.7 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                  (e) The provisions of this Section 5.7 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons. The provisions of this Section 5.7 shall not be amended in any way that would adversely affect an Indemnified Person without the consent of such Indemnified Person.

                  5.8 Limitation of Liability. An Indemnified Person shall not be liable to the Partnership or any Partner for any act or omission performed or omitted by such Person pursuant to authority granted to such Person by this Agreement (or granted by the General Partner pursuant to authority granted by this Agreement); provided that such limitation of liability shall not apply if it is proved by clear and convincing evidence that the act or omission was attributable to such Person's gross negligence, willful misconduct or knowing violation of law. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

                                   ARTICLE VI

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

                  6.1 Limitation of Liability. Except as otherwise provided in this Agreement or in the Act, the liability of each Limited Partner for Partnership liabilities and Losses shall be limited to the aggregate of such Limited Partner's undistributed Capital Contribution and share of any undistributed Profits; provided that each Partner shall be required to return to the Partnership any Distribution made to it in error.

                  6.2 Management of Business. No Limited Partner shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business; provided that in no event will the exercise of any right or power pursuant to this Agreement be deemed to be taking part in the control of the Partnership's business. No Limited Partner shall transact any business in the Partnership's name, unless it is engaged by the General Partner to transact any such business on behalf of the General Partner or the Partnership. The transaction of any such business by a Limited Partner employed or engaged to do so by or on behalf of the General Partner or the Partnership shall not be deemed to constitute participation in control of the Partnership and shall not affect, impair or eliminate the limitations on the liability of such Limited Partner under this Agreement.

                  6.3 Access to Information.

                  (a) Each Limited Partner shall have the right, for a proper purpose reasonably related to its interest as a limited partner in the Partnership, upon reasonable notice and written request to the General Partner, to obtain information regarding the affairs of the Partnership as specified in
Section 17-305 of the Act.

                  (b) The other provisions hereof notwithstanding, the General Partner may keep confidential from any Limited Partner for such period of time as the General Partner deems reasonable any information (i) the disclosure of which the General Partner reasonably believes is not in the best interests of the Partnership, or (ii) which the Partnership is required by law or by agreements with third parties to keep confidential.

                  (c) Each Limited Partner shall, except as may be required by law, keep strictly confidential all information provided to or otherwise obtained by a such Limited Partner with respect to the affairs of the Partnership and its business (but excluding information which is then generally available to the public other than as a result of a failure of a Limited Partner to maintain the confidentiality thereof).

                  6.4 No Right of Partition. No Limited Partner shall have the right to seek or obtain partition by court decree or operation of law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

                                   ARTICLE VII

                               RECORDS AND REPORTS

                  7.1 Records and Accounting. The General Partner shall keep, or cause to be kept, appropriate books and records with respect to the Partnership's business. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.

                  7.2 Location of Books of Account. The books of account for the Partnership shall be kept and maintained at the principal office of the Partnership or at such other place as the General Partner or Board of Directors shall determine.

                  7.3 Reports.

                  (a) The General Partner shall deliver or cause to be delivered to P&G Cellulose, so long as it is a Limited Partner, within 120 days after the end of each Fiscal Year, an annual report for the Partnership containing a balance sheet of the Partnership as of the end of such fiscal year and the related statements of operations, changes in Partners' equity and cash flow of the Partnership for such Fiscal Year, together with appropriate notes to such financial statements, all of which shall be prepared in accordance with GAAP and certified by an independent certified public accountant of recognized standing.

                  (b) The General Partner shall use its best efforts to cause the Partnership to deliver or cause to be delivered, within 100 days after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year all information relating to the Partnership necessary for the preparation of such Person's federal, state and local income tax returns.

                  7.4 Termination of Section 7.3. Notwithstanding Section 7.3, the Partnership's obligations pursuant to Section 7.3 will terminate at such time as the Partnership is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, but only so long as the Partnership thereafter provides each Limited Partner with all reports required thereunder to be delivered to the holders of interests in the Partnership.

                                  ARTICLE VIII

                                  TAX MATTERS

                  8.1 Preparation of Tax Returns; Tax Elections.

                  (a) The General Partner shall arrange for the preparation and timely filing of all returns required to be filed by the Partnership.

                  (b) The General Partner may, on behalf of the Partnership, make or revoke any available election pursuant to the Code or other applicable tax law - on behalf of the Partnership (including, but not limited to, an election under Code Section 754).

                  (c) The General Partner shall, if requested by Limited Partners holding in aggregate a Percentage Interest of at least 50%, make a
Section 754 election on behalf of the Partnership.

                  (d) The Taxable Year shall be the Fiscal Year of the Partnership, unless the General Partner shall determine otherwise in its discretion and in compliance with applicable laws (including Code Section 706).

                  8.2 Tax Controversies. The General Partner is designated the "Tax Matters Partner" (as defined in Code Section 6231), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith, provided that the General Partner may delegate all or any portion of such authority to its employees or professional representatives. Each Limited Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. The Tax Matters Partner shall have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Partner, and if paid by the Partnership, shall be recoverable from such Partner pursuant to Section 4.8.

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                                   ARTICLE IX

                                   AMENDMENTS

                  9.1 Amendments Generally. Any provision of this Agreement may be waived or amended by the General Partner at its discretion, without requiring the consent of any Limited Partner, provided that any amendment or waiver which would directly or indirectly reduce the Participation Percentage of the Limited Partners or otherwise adversely affect the interests of the Limited Partners in the Partnership shall require the written consent of Limited Partners holding a Majority Interest. The General Partner shall give each Limited Partner at least 5 days prior written notice of any such amendment to this Agreement, provided that failure to give any such notice will not affect the validity of any such amendment.

                                   ARTICLE X

                      TRANSFER OF PARTNERSHIP INTERESTS

                  10.1 Transfer in General. The term "transfer," when used in this Article X, means a transaction by which a Partner assigns all or any portion of the Partner's Partnership Interest or any interest therein to another Person, and includes any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange.

                  10.2 Transfer by Limited Partner.

                  (a) Except as otherwise provided in this Article X, no Limited Partner shall transfer any portion of its Partnership Interest without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole discretion. Any transfer or purported transfer of a Partnership Interest which is not permitted pursuant to this Agreement shall be void and shall not bind or be recognized by the Partnership; for purposes of this Agreement, until such time as the books and records of the Partnership maintained by the General Partner reflect a purported transferee as the holder of a Partnership Interest, the Partnership and the General Partner shall recognize the purported transferor as continuing to be the owner of the interest transferred or purported to be transferred.

                  (b) Without limiting the generality of the General Partner's authority under Section 10.2(a) to withhold consent to the transfer of any Partnership Interest, the General Partner shall not consent to any such transfer unless all of the following conditions are satisfied:

                           (i)      The transfer shall comply with all
         applicable laws, including any applicable securities laws.

                           (ii)     The transfer shall not affect the
         Partnership's existence or qualification as a limited partnership under the Act.

                           (iii) The transfer shall not cause the Partnership to be classified as other than a partnership for United States federal income tax purposes.

                           (iv)     The transfer shall not result in a
         termination of the Partnership under Code Section 708, unless the General Partner determines that any such termination will not have a material adverse impact on the Partners.

                           (v) The transfer shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l) (B) and 168 (h) to the Partnership or its Partners.

                           (vi) The transferor shall pay the Partnership a transfer fee in an amount established by the General Partner to pay the Partnership's reasonable expenses in connection with the transfer.

                  10.3 Remedies For Violation of Restrictions on Transfer. In addition to any other remedies available to the Partnership, if under applicable. law a transfer of a Partnership Interest which does not comply with the provisions of this Article X is nevertheless legally effective, the General Partner may liquidate the Partnership Interests of the transferor and transferee, and the transferor and transferee shall be jointly and severally liable to the Partnership for, and shall hold the Partnership harmless against, any loss or expense to which the Partnership may be exposed as the result of such transfer.

                  10.4 Transfer by General Partner.

                  (a) The General Partner may transfer all or any portion of its Partnership Interest at its sole discretion, subject only to 10.4 (b) below.

                  (b) The General Partner shall not transfer all or any portion of its Partnership interest unless:

                           (i)      The transfer shall comply with all
         applicable laws, including any applicable securities laws.

                           (ii)     The transfer shall not affect the
         Partnership's existence or qualification as a limited partnership under the Act.

                           (iii) The transfer shall not cause the Partnership to be classified as. other than a partnership for United States federal income tax purposes.

                           (iv)     The transfer shall not result in a
         termination of the Partnership under Code Section 708 unless the General Partner determines that any such termination will not have a material adverse impact on the Partners.

                           (v) The transfer shall not cause the application of the tax-exempt use property rules of Code Sections 168 (g) (l) - (B) and 168(h) to the Partnership or its Partners.

                           (vi) The transferor shall pay the Partnership a transfer fee in an amount established by the General Partner to pay the Partnership's reasonable expenses in connection with the transfer.

                                   ARTICLE XI

                           ADMISSION OF PARTNERS

                  11.1 Substituted Limited Partners. An Assignee of a Partnership Interest may request admission to the Partnership as a Substituted Limited Partner on the form prescribed by the General Partner. Such Assignee shall become a Substituted Limited Partner on the date on which the General Partner consents thereto (which consent may be given or withheld in the General Partner's sole discretion) and such admission is shown on the Partnership's books and records. If the General Partner's consent is withheld, such transferee shall remain an Assignee.

                  11.2 Admission of a Successor General Partner. A Person shall be admitted as a "Successor General Partner" if and only if the Person is the transferee of all of the Partnership Interest then held by the General Partner as a general partner.

                  11.3 Additional Limited Partners. A Person who is not a Partner and has been issued a Percentage Interest in the Partnership pursuant to
Section 3.1(c) or Section 3.1(d) or is a transferee of a Partnership Interest from the General Partner pursuant to Section 10.4 or a transferee of a Partnership Interest from a Limited Partner pursuant to Section 10.2 may, at the sole discretion of the General Partner, be admitted to the Partnership as an Additional Limited Partner.

                  11.4 Representations of New Partners. Each Person admitted to the Partnership as a Partner shall become a party to, and agree to be bound by, this Agreement. Each Limited Partner as such (solely on its own behalf and not on behalf of any other Partner) represents and warrants that (a) such Limited Partner's interest in the Partnership is intended to be and is being acquired solely for such Limited Partner's own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof (provided the disposition of the Partner's property shall be within its control), (b) such Limited Partner is aware that interests in the Partnership have not been registered under the Securities Act, that such interests cannot be sold or otherwise disposed of unless they are registered thereunder or unless an exemption from such registration is available, that the Partnership has no present intention of so registering such interests under the Securities Act, and that accordingly such Limited Partner is able and is prepared to bear the economic risk of making a Capital Contribution and to suffer a complete loss of investment, and (c) such Limited Partner's knowledge and experience in financial and business matters are such that such Limited Partner is capable of evaluating the risks of making a Capital Contribution. Each Limited Partner shall make such additional representations relating to the matters contemplated by Section 10.2(b) as the General Partner may request.

                                  ARTICLE XII

                       WITHDRAWAL OR REMOVAL OF PARTNERS

                  12.1 Withdrawal of General Partner.

                  (a) The General Partner shall not withdraw as the Partnership's general partner except upon the effective date of the transfer of all General Partnership Interest held by the General Partner as a general partner in a transfer described in Article X, in which event the General Partner shall be deemed to have withdrawn as the Partnership's general partner as of such date.

                  (b) If the General Partner withdraws as the Partnership's general partner in violation of this Section 12.1, the damages for which it may be held liable under Section 17-602 of the Act (or otherwise as a result of such withdrawal) shall be limited to the forfeiture of the Partnership Interest it then holds as a general partner.

                  12.2 Former General Partner's Liabilities. Any Person serving any time as the general partner of the Partnership shall not be liable for Partnership liabilities incurred after the effective date of such Person's withdrawal as general partner of the Partnership, but shall continue to be liable for Partnership liabilities incurred before such effective date.

                  12.3 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership without the prior written consent of the General Partner, which consent the General Partner may withhold at its discretion. Upon a transfer of all of a Limited Partner's Partnership Interest, such Limited Partner shall cease to be a Limited Partner; provided that the transferor shall not be released from liability to the Partnership for
(a) any materially false statement made, or caused to be made, by such transferor in the Certificate of Limited Partnership, or (b) any obligation of such transferor to contribute cash or other property to the Partnership.

                                  ARTICLE XIII

                     DURATION; DISSOLUTION AND LIQUIDATION

                  13.1 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted

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Limited Partners, by the admission of a Successor General Partner, or by the withdrawal, removal, death, incompetency, dissolution, bankruptcy, insolvency, or termination of any Limited Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

                  (a) the expiration of its term as provided in Section 2.5;

                  (b) the determination of the General Partner to terminate this Partnership prior to the expiration of the term set forth in Section 2.5 above;

                  (c) the occurrence of any event that results in the General Partner ceasing to be the General Partner under Section 17-402 of the Act; or

                  (d) the occurrence of any other event that makes it unlawful for the Partnership's existence to be continued or that causes the dissolution and winding up of the Partnership's affairs under the Act.

                  13.2 Liquidation.

                  (a) Upon dissolution of the Partnership or the occurrence of any event referred to in Section 13.1(c), the General Partner shall be the "Liquidator," unless and until the General Partner appoints a successor Liquidator. The Liquidator shall agree not to resign at any time without 30 days' prior written notice. The successor Liquidator shall succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably

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

required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall receive as compensation for its services (i) if the Liquidator is the General Partner or an Affiliate of the General Partner, the compensation and reimbursements specified in Section 5.5, or (ii) if the Liquidator is not the General Partner or an Affiliate of the General Partner, a reasonable fee plus out-of-pocket costs or such other compensation as the General Partner may approve.

                  (b) Except as provided in Section 13.3, the Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                           (i) First, to the payment of the Partnership's debts and obligations to its creditors (other than loans to the Partnership by Partners), including sales commissions and other expenses incident to any sale of the assets of the Partnership.

                           (ii)     Second, to the establishment of and
         additions to such Reserves as the Liquidator may deem necessary or appropriate.

                           (iii) Third, to the payment in full of loans to the Partnership by Partners, pro rata according to the relative amounts of such unpaid loans.

                           (iv) Fourth, to the Partners, to the extent of and in proportion to their respective positive Capital Account balances (adjusted for all distributions and allocations pursuant to Article IV for all periods ending on or before the date of the distribution).

                           (v) Fifth, to the Partners according to their Percentage Interests, provided that the General Partner shall first be entitled to receive an amount equal to the amount, if any, contributed by the General Partner to the Partnership as a deficit capital account makeup under Section 13.4.

                  (c) The Reserves established pursuant to Section 13.2(b)(ii) shall be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator deems advisable, such Reserves shall be distributed to the Partners in the priorities set forth in
Section 13.2(b).

                  13.3 Distribution in Kind. The provisions of Section 13.3 which require the liquidation of the assets of the Partnership notwithstanding, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and Reserves, and may, in its discretion, distribute to the Partners, in lieu of cash, as tenants in common and according to the provisions of Section 13.3(c), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed according to the valuation procedures set forth in Article XIV.

                  13.4 General Partner Deficit Makeup. If the General Partner has a deficit balance in its Capital Account following the liquidation of its Partnership Interest, as determined after taking into account all Capital Account adjustments for the Taxable Year during which such liquidation occurs (other than those made pursuant to this Section 13.4), it shall contribute an amount equal to such deficit to the Partnership by the end of such Taxable Year, or if later, within 90 days following the date of such liquidation. Any amount contributed to the Partnership pursuant to this Section 13.4 shall be distributed according to Section 13.2(c).

                  13.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections 13.2 and 13.3, the Partnership shall be terminated, and the Liquidator (or one or more Limited Partners holding a Majority Interest, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.5.

                  13.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding up.

                  13.7 Return of Capital. The Liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof, it being understood that any such return shall be made solely from Partnership assets.

                                  ARTICLE XIV

                                   VALUATION

                  14.1 Valuation in General. The Fair Market Value of the Partnership or of any asset of the Partnership as of any date, or, if such date is not a Business Day, as of the immediately preceding Business Day (the "Valuation Date"), shall be determined as follows:

                  (a) A security which is listed on a recognized securities exchange shall be valued as of its last sale price on the Valuation Date, or if no sale occurred on such date, at its last "bid" price on the Valuation Date; and a security which is traded over-the-counter shall be valued at its last "bid" price on the Valuation Date. This Section 14.1 (a) shall not apply, however, to any security (i) held under a representation that it has been acquired for investment, and not with a view to public sale or distribution,
(ii) subject to any other restriction on transfer, or (iii) where the size of the owner's holdings of the security compared to the trading volume in the security materially affects its liquidity and marketability.

                  (b) Any other asset (including any security to which Section
14.1 (a) does not apply by its terms) or the Partnership, as the case may be, shall be valued as of the Valuation Date at the price a willing buyer would pay a willing seller in an arm's-length transaction, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, as determined using any reasonable valuation method by the General Partner in good faith or as otherwise provided in Section 14.2 below.

                  14.2 Appraisals.

                  (a) For purposes of the definition of Carrying Value (but only with respect to a Capital Account of the General Partner or an Affiliate of the General Partner), Section 3.2, Section 13.3 and Section 3.1(d), the Fair Market Value of the Partnership or of an asset of the Partnership shall be determined by agreement between the General Partner and Limited Partners holding a Majority Interest or, in the case of any appraisal for purposes of Section 3.1(d), the Majority Declining Limited Partners. If no such agreement as to the Fair Market Value of the Partnership or the asset of the Partnership is reached between the General Partner and such Limited Partners within 30 days after the date on which the General Partner notifies the Limited Partner of such determinations (or, for purposes of Section 3.1 (d) the date as of which the General Partner determines that an equity contribution has been made pursuant to Section 3.1(d) in the stead of a declining Limited Partner), then the General Partner shall within 10 days following the expiration of such 30-day period appoint an appraiser experi-enced in valuing assets or businesses, as the case may be, of the type in question, and inform the Limited Partners holding a Majority Interest or, in the case of any appraisal for purposes of Section 3.1(d), Majority Declining Limited Partners, in writing of the name and business address of the appraiser. The appraiser shall make his own, independent appraisal of the Partnership or of the asset of the Partnership, but he shall give the General Partner and Limited Partners holding a Majority Interest or, in the case of any appraisal for purposes of Section 3.1(d), the Majority Declining Limited Partners, an opportunity to meet with him prior to completing his appraisal. Except as provided in Section 14.2(b), the appraiser's determination of the Fair Market Value of the asset (s) in dispute or of the Partnership will be made within 30 days of his appointment, and will be final and binding on all concerned, absent manifest error.

                  (b) If Limited Partners holding a Majority Interest or, in the case of any appraisal for purposes of Section 3.1(d), the Majority Declining Limited Partners, do not approve the appraiser selected by the General Partner, such Limited Partners may within 10 days following notification of such selection pursuant to Section 14.2(a) appoint an appraiser experienced in valuing assets and businesses of the type in question, and inform the General Partner in writing of the name and business address of the appraiser. The appraisers appointed by the General Partner and such Limited Partner(s) shall appoint a third appraiser, also experienced in valuing assets of the type in question. Each of the three appraisers shall make his own independent appraisal of the Fair Market Value of the asset (s) and business in dispute, but the appraisers shall give the General Partner and such Limited Partner (s) an opportunity to meet with them prior to completing their appraisal. The appraisers' determinations of the Fair Market Value of the asset (s) and business in question shall be made within a reasonable time period designated by the General Partner. The average of the two valuations that are closest to each other shall be determined to be the Fair Market Value of the appraised asset(s) and business and such determination shall be final and binding on all concerned, absent manifest error.

                  (c) The cost of each appraisal pursuant to this Section 14.2 shall be paid by the Partnership, except that the cost of any such appraisal made in connection with Section 3.1(d) shall be shared equally by the Partnership and the Limited Partner(s) declining to make capital contributions as described in Section 3.1(d).

                                   ARTICLE XV

                               GENERAL PROVISIONS

                  15.1 Power of Attorney.

                  (a) Each Partner hereby constitutes and appoints the General Partner and the Liquidator, with full power of substitution, as the Partner's true and lawful agent and attorney-in-fact, with full power and authority in the Partner's name, place and stead, to:

                           (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware, the State of Florida and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement permitted to be made by the General Partner without the consent of the Limited Partners; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to the terms of this Agreement and

                           (ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the General Partner's discretion, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is not prohibited by the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the General Partner's discretion, to effectuate the terms or intent of this Agreement; provided that when required by any provision of this Agreement which establishes a percentage of the Limited Partners required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this subsection (ii) only after the necessary vote, consent or approval by the required percentage of the Limited Partners.

                  (b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, incompetency, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Partner and the transfer of all or any portion of the Partner's Partnership Interest and shall extend to such Partner's heirs, successors, assigns and personal represen-tatives.

                  15.2 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Legal title to any or all Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee shall be held in trust by the General Partner or such nominee for the use and benefit of the Partnership according to the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

                  15.3 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any Person under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the Person at the Person's address (and facsimile number, as the case may be) as shown on the Partnership's books and records. An affidavit or certificate of mailing executed by the General Partner shall be conclusive (but not exclusive) evidence of the date and fact of mailing of any such notice, demand, request or report. Any notice to the General Partner or the Partnership shall be deemed given five days after received by the General Partner at the Partnership's principal office designated pursuant to Section 2.4.

                  15.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

                  15.5 Creditors. Other than Section 5.3, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership. No creditor who makes a loan to the Partnership may have or acquire at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

                  15.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

                  15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, the fact that all such parties are not signatories to the original or the same counterpart notwithstanding.

                  15.8 Applicable Law; Consent to Jurisdiction. This Agreement shall be construed according to and governed by the internal laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including matters of validity, construction, effect and performance. Each Partner and Assignee agrees that any legal proceeding instituted against him with respect to the Partnership's business or property may be brought in any court of competent jurisdiction located in Delaware, Illinois, Florida or in the place where the Partnership maintains its principal place of business, as selected by the General Partner. Each Partner and Assignee hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforementioned courts in personam generally and unconditionally with respect to any such proceeding for himself and his property. If any such proceeding is brought in any such juris-diction, each Partner and Assignee hereby (a) waives any objection on the ground of venue or the convenience of the forum, and (b) agrees that any judgment obtained in any such proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such Partner's or Assignee's indebtedness. Service and notice of any such proceeding may be made by mailing any such service or notice to the Partner and Assignee by certified United States mail, postage prepaid, to the Partner's and Assignee's address (determined according to Section 15.3).

                  15.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  15.10 Number and Gender. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                  15.11 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

                  15.12 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

                  15.13 Including. Whenever the term "including" is used herein in connection with a listing of items included within a prior reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or exclusive listing of the items included within the prior reference.

                  15.14 Arbitration. If any dispute, claim or difference arises out of this Agreement, or as to the rights and liabilities of the parties hereunder or as to the breach or invalidity hereof, or in connection with the construction of this Agreement including any dispute, claim or difference as to whether an issue is arbitrable (each such event being hereinafter called a "Dispute"), the parties shall settle such Dispute exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date of commencement of the arbitration; provided, however, that any such arbitration shall be presided over by three arbitrators. The arbitration shall be held in Atlanta, Georgia unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof; provided, however, that nothing contained in this Section 15.14 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction in the United States for injunctive or other provisional relief to compel another party hereto to comply with its obligations under this Agreement or any other agreement between or among the parties during the pendency of the arbitration proceedings.

                  15.15 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and restates and supersedes in its entirety the Original Partnership Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement of Limited Partnership as of the date set forth below.

GENERAL PARTNER:                               BUCKEYE FLORIDA CORPORATION

                                               By /s/ David H. Whitcomb
                                                  -----------------------

                                               Its Secretary

LIMITED PARTNER:                               BUCKEYE FOLEY CORPORATION

                                               By /s/ David H. Whitcomb
                                                  -----------------------

                                               Its Secretary